Exhibit 10.1

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.  A complete copy of this document has been filed separately with the Securities and Exchange Commission.

Exclusive Channel Partner Agreement

This Exclusive Channel Partner Agreement (the “Agreement”) is made and entered into effective as of January 6, 2011 (the “Effective Date”) by and between Intrexon Corporation, a Virginia corporation with offices at 20358 Seneca Meadows Parkway, Germantown, MD 20876 (“Intrexon”), and ZIOPHARM Oncology, Inc., a Delaware corporation having its principal place of business at 1180 Avenue of the Americas, 19th Floor, New York, NY 10036 (“ZIOPHARM”).  Intrexon and ZIOPHARM may be referred to herein individually as a “Party”, and collectively as the “Parties.”

Recitals

Whereas, Intrexon has expertise in and owns or controls proprietary technology relating to the design and production of DNA vectors or their in vivo expression; and

Whereas, ZIOPHARM now desires to become Intrexon’s exclusive channel partner  with respect to such technology for the purpose of developing the Cancer Program (as defined herein), and Intrexon is willing to appoint ZIOPHARM as a channel partner in such field under the terms and conditions of this Agreement.

Now Therefore, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

ARTICLE 1

Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1             “Affiliate” means, with respect to a particular Party, any other person or entity that directly or indirectly controls, is controlled by, or is in common control with such Party.  As used in this Section 1.1, the term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity, or the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.  Notwithstanding the foregoing, except as set forth in Section 2.3(a), Third Security shall be deemed not to be an Affiliate of Intrexon, and any other person, corporation, partnership, or other entity that would be an Affiliate of Intrexon solely because it and Intrexon are under common control by Randal J. Kirk or by investment funds managed by Third Security or an affiliate of Third Security shall also be deemed not to be an Affiliate of Intrexon.

1.2             “Allowable Expenses” means any of the following expenses incurred by ZIOPHARM or an Affiliate of ZIOPHARM after the First Commercial Sale in the Territory of a ZIOPHARM Product, in each case to the extent specifically attributable to such ZIOPHARM Product and specifically attributable to the Commercialization of such ZIOPHARM Product:  (a) Cost of Goods Sold, (b) Marketing Expenses, (c) Distribution Expenses, (d) Post-Launch Product R&D Expenses, and (e) Additional Commercialization Expenses, in each case as such terms are defined and calculated in this Article 1 and in Exhibit A.

1.3             “Applicable Laws” has the meaning set forth in Section 8.2(d)(xiii).

1.4             “Authorizations” has the meaning set forth in Section 8.2(d)(xiii).

1.5             [*****].

1.6             “Cancer Program” has the meaning set forth in Section 2.1.

1.7             “CC” has the meaning set forth in Section 2.2(b).

1.8             “Channel-Related Program IP” has the meaning set forth in Section 6.1(c).

1.9             “Claims” has the meaning set forth in Section 9.1.

1.10           “CMCC” has the meaning set forth in Section 2.2(b).

1.11           “Committees” has the meaning set forth in Section 2.2(a).

1.12           “Commercialize” or “Commercialization” means any activities directed to marketing, promoting, distributing, importing for sale, offering to sell and/or selling ZIOPHARM Products.

1.13           “Confidential Information” means each Party’s confidential information, inventions, non-public know-how or non-public data disclosed pursuant to this Agreement or any other confidentiality agreement between the Parties and shall include, without limitation, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form.

1.14           “Control” means, with respect to a Patent or other intellectual property right, that a Party owns or has a license to such right and has the ability to grant a license or sublicense as provided for in this Agreement under such right without violating the terms of any agreement or other arrangement with any Third Party.

1.15           “CRC” has the meaning set forth in Section 2.2(b).

1.16           “Diligent Efforts” means, with respect to a Party’s obligation under this Agreement, the level of efforts and resources reasonably required to diligently develop, manufacture, and/or commercialize (as applicable) a ZIOPHARM Product in a sustained manner, consistent with the efforts and resources a similarly situated company working in the Field would typically devote to a product of similar market potential, profit potential, strategic value and/or proprietary protection, based on market conditions then prevailing.  With respect to a particular task or obligation, Diligent Efforts requires that the applicable Party promptly assign responsibility for such task and consistently make and implement decisions and allocate resources designed to advance progress with respect to such task or obligation.

1.17           “Equity Agreements” has the meaning set forth in Section 5.1.

1.18           “Excess Product Liability Costs” has the meaning set forth in Section 9.3.

1.19           “Executive Officer” means the Chief Executive Officer of the applicable Party, or another senior executive officer of such Party who has been duly appointed by the Chief Executive Officer to act as the representative of the Party to resolve, as the case may be, (a) a Committee dispute, provided that such officer is not a member of the applicable Committee and occupies a position senior to the positions occupied by the applicable Party’s members of the applicable Committee, or (b) a dispute described in Section 11.1.

1.20           “Existing Cancer Programs” has the meaning set forth in Section 2.1.

1.21           “FDA” has the meaning set forth in Section 8.2(d)(xiii).

1.22           [*****].

1.23           “Field” means the use of DNA administered to humans for expression of anti-cancer effectors for the purpose of treatment or prophylaxis of cancer; provided, however, that the Field does not include any therapies or other medical interventions that are directed toward the treatment or prophylaxis of a non-cancer disease or condition (e.g., infectious disease) unless the primary reason for such treatment or prophylaxis is to prevent cancer.  For the avoidance of doubt, the Field excludes (a) the treatment or prophylaxis of cancer in non-human animals and (b) the amelioration of symptoms or complications of cancer, including side effects of other cancer treatments (as opposed to the treatment of the cancer itself).

1.24           “First Commercial Sale” means, with respect to a ZIOPHARM Product and country, the first sale to a Third Party of such ZIOPHARM Product in such country after regulatory approval (and any pricing or reimbursement approvals, if necessary) has been obtained in such country.

1.25           “Fully Loaded Cost” means the direct cost of the applicable good, product or service plus indirect charges and overheads reasonably allocable to the provision of such good, product or service in accordance with US GAAP.

1.26           “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.27           “Infringement” has the meaning set forth in Section 6.3(a).

1.28           “Intrexon Channel Technology” means Intrexon’s technology directed towards in vivo expression of effectors, including without limitation the technology embodied in the Intrexon Materials and the Intrexon IP.

1.29           “Intrexon Indemnitees” has the meaning set forth in Section 9.2.

1.30           “Intrexon IP” means the Intrexon Patents and Intrexon Know-How.

1.31           “Intrexon Know-How” means all Information (other than Intrexon Patents) that (a) is Controlled by Intrexon as of the Effective Date or during the Term and (b) is reasonably required or useful for ZIOPHARM to conduct the Cancer Program.  For the avoidance of doubt, the Intrexon Know-How shall include any Information (other than Intrexon Patents) in the Channel-Related Program IP.

1.32           “Intrexon Materials” means the genetic code and associated gene constructs used alone or in combination and such other proprietary reagents including but not limited to plasmid vectors, virus stocks, and cells and cell lines (e.g., natural killer cells and dendritic cells), in each case that are reasonably required or provided to ZIOPHARM to conduct the Cancer Program.

1.33           “Intrexon Patents” means all Patents that (a) are Controlled by Intrexon as of the Effective Date or during the Term; and (b) are reasonably required or useful for ZIOPHARM to conduct the Cancer Program.  For the avoidance of doubt, the Intrexon Patents shall include any Patent in the Channel-Related Program IP.

1.34           “Intrexon Trademarks” means those trademarks related to the Intrexon Channel Technology that are established from time to time by Intrexon for use across its channel partnerships.

1.35           “Inventions” has the meaning set forth in Section 6.1(b).

1.36           “IPC” has the meaning set forth in Section 2.2(b).

1.37           “JSC” has the meaning set forth in Section 2.2(b).

1.38           “Losses” has the meaning set forth in Section 9.1.

1.39           “Net Sales” means, with respect to any ZIOPHARM Product, the net sales of such ZIOPHARM Product by ZIOPHARM or an Affiliate of ZIOPHARM (including without limitation net sales of ZIOPHARM Product to a non-Affiliate sublicensee but not including net sales by such non-Affiliate sublicensee), as determined in accordance with US GAAP.

1.40           “Patents” means (a) all patents and patent applications (including provisional applications), (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, requests for continued examination, confirmations, re-examinations, extensions, supplementary protection certificates and the like of the foregoing, and (c) any foreign or international equivalents of any of the foregoing.

1.41           “Product Profit” means Net Sales less Allowable Expenses.

1.42           “Product-Specific Program Patent” means any issued Intrexon Patent where all the claims are directed to Inventions that relate solely and specifically to ZIOPHARM Products.  [*****].

1.43           “Proposed Terms” has the meaning set forth in Section 11.2.

1.44           “Prosecuting Party” has the meaning set forth in Section 6.2(c).

1.45           [*****].

1.46           [*****].

1.47           “Retained Product” has the meaning set forth in Section 10.4(a).

1.48           “Reverted Product” has the meaning set forth in Section 10.4(c).

1.49           “SEC” means the United States Securities and Exchange Commission.

1.50           “Sublicensing Revenue” means any cash consideration (including upfront payments, milestone payments, and royalties), and the cash equivalent of all other consideration, actually received by ZIOPHARM or its Affiliate from a Third Party in consideration for a grant of a sublicense under the Intrexon IP or any rights to develop or commercialize ZIOPHARM Products, but excluding: (a) any amounts paid as bona fide reimbursement for research and development costs to the extent incurred following such grant; (b) bona fide loans or any payments in consideration for a grant of equity of ZIOPHARM to the extent that such consideration is equal to or less than fair market value (i.e. any amounts in excess of fair market value shall be Sublicensing Revenue); or (c) amounts received from sublicensees in respect of any ZIOPHARM Product sales that are included in Net Sales.

1.51           “Superior Therapy” means a cancer therapy in the Field that, based on the data then available, (a) demonstrably appears to offer superior efficacy, safety or cost, as compared with both (i) those therapies that are marketed (either by ZIOPHARM or others) at such time for a given cancer indication and (ii) those therapies that are being actively developed by ZIOPHARM for such cancer indication; (b) demonstrably appears to represent a substantial improvement over such existing therapies; and (c) has intellectual property protection and a regulatory approval pathway that, in each case, would not present a significant barrier to commercial development.

1.52           “Support Memorandum” has the meaning set forth in Section 11.2.

1.53           “Third Party” means any individual or entity other than the Parties or their respective Affiliates.

1.54           [*****].

1.55           “Third Security” means Third Security, LLC.

1.56        “Territory” means the entire world.

1.57        “US GAAP” means generally accepted accounting principles in the United States.

1.58        “Working Group” has the meaning set forth in Section 2.3(d).

1.59        “ZIOPHARM Indemnitees” has the meaning set forth in Section 9.1.

1.60        “ZIOPHARM Product” means any product in the Field that is created, produced, developed, or identified directly or indirectly by or on behalf of ZIOPHARM during the term of this Agreement, whether through use or practice of Intrexon Channel Technology or the Intrexon Materials or otherwise, including, without limitation, any products that are the subject of the Existing Cancer Programs.

1.61        “ZIOPHARM Program Patent” has the meaning set forth in Section 6.2(b).

1.62        “ZIOPHARM Termination IP” means all Patents or other intellectual property that ZIOPHARM or any of its Affiliates Controls as of the Effective Date or during the Term that Cover, or is otherwise necessary or useful for, the development, manufacture or commercialization of a Reverted Product or necessary or useful for Intrexon to operate in the Field.

ARTICLE 2

Scope of Channel Partnership; Management

2.1          General.  The general purpose of the channel partnership described in this Agreement will be to use the Intrexon Channel Technology (a) in connection with the following currently existing Intrexon programs in the Field:  DC-RTS IL-12 Phase Ib clinical cancer program (IND #13565) and the AdV RTS-IL-12 cancer program (the “Existing Cancer Programs”) and (b) generally to research, develop and commercialize products for use in the Field (collectively, the “Cancer Program”).  As provided below, the JSC shall establish projects for the Cancer Program.  Either Party may propose potential projects in the Field for review and consideration by the JSC.

2.2          Committees.

(a)           Generally.  The Parties desire to establish several committees (collectively, “Committees”) to oversee the Cancer Program and to facilitate communications between the Parties with respect thereto.  Each of such Committees shall have the responsibilities and authority allocated to it in this Article 2.  Each of the Committees shall have the obligation to exercise its authority consistent with the respective purpose for such Committee as stated herein and any such decisions shall be made in good faith.

(b)           Formation and Purpose.  Promptly following the Effective Date, the Parties shall create the Committees listed in the chart below, each of which shall have the purpose indicated in the chart.

Committee	Purpose

Joint Steering Committee (“JSC”)	Establish projects for the Cancer Program and establish the priorities for such projects.

Chemistry, Manufacturing and Controls Committee (“CMCC”)	Establish project plans and review and approve activities and budgets for chemistry, manufacturing, and controls under the Cancer Program.

Clinical/Regulatory Committee (“CRC”)
Review and approve all research and development plans, clinical projects and publications, and regulatory filings and correspondence under the Cancer Program; review and approve itemized budgets with respect to the foregoing.

Commercialization Committee (“CC”)	Establish project plans and review and approve activities and budgets for commercialization activities under the Cancer Program.

Intellectual Property Committee (“IPC”)	Evaluate intellectual property issues in connection with the Cancer Program; review and approve itemized budgets with respect to the foregoing.

2.3          General Committee Membership and Procedure.

(a)           Membership.  For each Committee, each Party shall designate an equal number of representatives who are employees of such Party or an Affiliate of such Party (not to exceed three (3) for each Party) with appropriate expertise to serve as members of such Committee (and Third Security shall be deemed to be an Affiliate of Intrexon solely for purposes of this Section 2.3).  Each representative may serve on more than one Committee as appropriate in view of the individual’s expertise.  Each Party may replace its Committee representatives at any time upon written notice to the other Party.  Each Committee shall have a chairperson; the chairperson of each committee shall serve for a two-year term and the right to designate which representative to the Committee will act as chairperson shall alternate between the Parties, with ZIOPHARM selecting the chairperson first for the JSC, CRC and CC, and Intrexon selecting the chairperson first for the CMCC and IPC. The chairperson of each Committee shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each meeting within thirty (30) days thereafter.

(b)           Meetings.  Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every six (6) months. Meetings of any Committee may be held in person or by means of telecommunication (telephone, video, or web conferences).  To the extent that a Committee holds any meetings in person, the Parties will alternate in designating the location for such in-person meetings, with ZIOPHARM selecting the first meeting location for each Committee.  A reasonable number of additional representatives of a Party may attend meetings of a Committee in a non-voting capacity.  Each Party shall be responsible for all of its own expenses of participating in any Committee (including without limitation in any Working Group).

(c)           Meeting Agendas.  Each Party will disclose to the other proposed agenda items along with appropriate information at least seven (7) business days in advance of each meeting of the applicable Committee; provided, that a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.

(d)           Working Groups.  From time to time, each Committee may establish and delegate duties to other committees, sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities.  Each such Working Group shall be constituted and shall operate as the applicable Committee determines; provided, that each Working Group shall have equal representation from each Party.  Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the Committee that established such Working Group.  In no event shall the authority of the Working Group exceed that specified for the relevant Committee in this Article 2.

(e)           Limitations of Committee Powers.  Each Committee shall have only such powers as are specifically delegated to it hereunder or from time to time as agreed to by the mutual consent of the Parties and shall not be a substitute for the rights of the Parties.  Without limiting the generality of the foregoing, no Committee shall have any power to amend this Agreement.  Any amendment to the terms and conditions of this Agreement shall be implemented pursuant to Section 12.7 below.

2.4          Committee Decision-Making.  If a Committee is unable to reach unanimous consent on a particular matter within thirty (30) days of its initial consideration of such matter, then either Party may provide written notice of such dispute to the Executive Officer of the other Party.  The Executive Officers of each of the Parties will meet at least once in person or by means of telecommunication (telephone, video, or web conferences) to discuss the dispute and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to the Executive Officers.  If any such dispute is not resolved by the Executive Officers within thirty (30) days after submission of such dispute to such officers, then the Executive Officer of the Party specified in the applicable subsection below shall have the authority to finally resolve such dispute acting in good faith.

(a)           Casting Vote at JSC.  If a dispute at the JSC is not resolved pursuant to Section 2.4 above, then the Executive Officer of ZIOPHARM shall have the authority to finally resolve such dispute

(b)           Casting Vote at CMCC.  If a dispute at the CMCC is not resolved pursuant to Section 2.4 above, then (i) in the case of any disputes relating to the Intrexon Materials, the manufacture of a ZIOPHARM Product active pharmaceutical ingredient, or the manufacturing  of other components of ZIOPHARM Products contracted for or manufactured by Intrexon, the Executive Officer of Intrexon shall have the authority to finally resolve such dispute; and (ii) in the case of any other disputes, the Executive Officer of ZIOPHARM shall have the authority to finally resolve such dispute.

(c)           Casting Vote at CRC.  If a dispute at the CRC is not resolved pursuant to Section 2.4 above, then the Executive Officer of ZIOPHARM shall have the authority to finally resolve such dispute.

(d)           Casting Vote at CC.  If a dispute at the CC is not resolved pursuant to Section 2.4 above, then the Executive Officer of ZIOPHARM shall have the authority to finally resolve such dispute.

(e)           Casting Vote at IPC.  If a dispute at the IPC is not resolved pursuant to Section 2.4 above, then the Executive Officer of Intrexon shall have the authority to finally resolve such dispute, [*****].

(f)           Other Committees.  If any additional Committee is formed, then the Parties shall, at the time of such formation, agree on which Party shall have the authority to finally resolve a dispute that is not resolved pursuant to Section 2.4 above.

(g)           Restrictions.  Neither Party shall exercise its right to finally resolve a dispute at a committee in accordance with this Section 2.4 in a manner that (i) excuses such Party from any of its obligations specifically enumerated under this Agreement; (ii) expands the obligations of the other Party under this Agreement; (iii) negates any consent rights or other rights specifically allocated to the other Party under this Agreement; (iv) purports to resolve any dispute involving the breach or alleged breach of this Agreement; (v) resolves a matter if the provisions of this Agreement specify that mutual agreement is required for such matter; or (vi) would require the other Party to perform any act that is inconsistent with applicable law.

ARTICLE 3

License Grants

3.1          Licenses to ZIOPHARM.

(a)           Subject to the terms and conditions of this Agreement, Intrexon hereby grants to ZIOPHARM a license under the Intrexon IP to research, develop, use, import, make, have made, sell, and offer for sale ZIOPHARM Products in the Field in the Territory.  Such license shall be exclusive (even as to Intrexon) with respect to any clinical development, selling, offering for sale or other Commercialization of ZIOPHARM Products in the Field, and shall be otherwise non-exclusive.

(b)           Subject to the terms and conditions of this Agreement, Intrexon hereby grants to ZIOPHARM a non-exclusive, royalty-free license to use and display the Intrexon Trademarks, solely in connection with the Commercialization of ZIOPHARM Products, in the promotional materials, packaging, and labeling for ZIOPHARM Products, as provided under and in accordance with Section 4.9.

3.2          Sublicensing.  Except as provided below, ZIOPHARM shall not sublicense the rights granted under Section 3.1 to any Third Party, or transfer the Intrexon Materials to any Third Party, or otherwise grant any Third Party the right to research, develop, use, or commercialize ZIOPHARM Products, in each case except with Intrexon’s written consent, which written consent may be withheld in Intrexon’s sole discretion.  Notwithstanding the foregoing, ZIOPHARM may transfer, to the extent reasonably necessary, Intrexon Materials to a Third Party contractor performing post-API fill/finish responsibilities for ZIOPHARM Products, and may grant any sublicenses necessary to enable such Third Party to perform such activities.  In addition, ZIOPHARM shall not sublicense the rights granted under Section 3.1 to an Affiliate, or transfer the Intrexon Materials to any Affiliate, or otherwise grant any Affiliate the right to research, develop, use, or commercialize ZIOPHARM Products, in each case except with Intrexon’s written consent, which written consent shall not be unreasonably withheld or delayed.  In the event that Intrexon consents to any such grant or transfer to an Affiliate, ZIOPHARM shall remain responsible for, and be guarantor of, the performance by any such Affiliate and shall cause such Affiliate to comply with the provisions of this Agreement in connection with such performance (as though such Affiliate were ZIOPHARM), including any payment obligations owed to Intrexon hereunder.  None of the enforcement rights under the Intrexon Patents that are granted to ZIOPHARM pursuant to Section 6.3 shall be transferred to, or exercised by, a sublicensee except with Intrexon’s prior written consent, which may be withheld in Intrexon’s sole discretion.

3.3          No Non-Permitted Use.  ZIOPHARM hereby covenants that it shall not, nor shall it permit any Affiliate or, if applicable, (sub)licensee, to use or practice, directly or indirectly, any Intrexon IP, Intrexon Channel Technology, or Intrexon Materials for any purposes other than those expressly permitted by this Agreement.

3.4          Exclusivity.  Intrexon and ZIOPHARM mutually agree that, under the channel partnership established by this Agreement, it is intended that the Parties will be exclusive to each other in the Field.  To this end, neither Intrexon nor its Affiliates shall make the Intrexon Channel Technology or Intrexon Materials available to any Third Party for the purpose of developing or commercializing products in the Field, and neither Intrexon nor any Affiliate shall pursue (either by itself or with a Third Party or Affiliate) the research, development or commercialization of any product for purpose of sale in the Field, outside of the Cancer Program.  Further, neither ZIOPHARM nor its Affiliates shall pursue (either by itself or with a Third Party or Affiliate) the research, development or commercialization of any product for purpose of sale in the Field, outside of the Cancer Program.

3.5          [*****].

3.6          No Prohibition on Intrexon.  Except as explicitly set forth in Sections 3.1 and 3.4, nothing in this Agreement shall prevent Intrexon from practicing or using the Intrexon Materials, Intrexon Channel Technology, and Intrexon IP for any purpose, and to grant to Third Parties the right to do the same.  Without limiting the generality of the foregoing, ZIOPHARM acknowledges that Intrexon has all rights, in Intrexon’s sole discretion, to make the Intrexon Materials, Intrexon Channel Technology (including any active pharmaceutical ingredient used in a ZIOPHARM Product), and Intrexon IP available to Third Party channel partners for use in fields outside the Field.

3.7          [*****].

(a)           [*****]

(b)           [*****]

(c)           [*****]

(d)           For any Third Party license under which ZIOPHARM or its Affiliates obtain a license under Patents claiming inventions or know-how specific to or used or incorporated into the development, manufacture, and/or commercialization of ZIOPHARM Products, ZIOPHARM shall use commercially reasonable efforts to ensure that ZIOPHARM will have the ability, pursuant to Section 10.4(h), to assign such agreement to Intrexon or grant a sublicense to Intrexon thereunder (having the scope set forth in Section 10.4(h)).

(e)           The licenses granted to ZIOPHARM under Section 3.1 may include sublicenses under Intrexon IP that has been licensed to Intrexon by one or more Third Parties.  Any such sublicenses are subject to the terms and conditions set forth in the applicable upstream license agreement, subject to the cost allocation set forth in Section 3.7(c), provided that Intrexon shall either provide unredacted copies of such upstream license agreements to ZIOPHARM or shall disclose in writing to ZIOPHARM all of such terms and conditions that are applicable to ZIOPHARM.  ZIOPHARM shall not be responsible for complying with any provisions of such upstream license agreements unless, and to the extent that, such provisions have been disclosed to ZIOPHARM as provided in the preceding sentence.

3.8          Licenses to Intrexon.  Subject to the terms and conditions of this Agreement, ZIOPHARM hereby grants to Intrexon a non-exclusive, worldwide, fully-paid, royalty-free license, under any applicable Patents or other intellectual property Controlled by ZIOPHARM or its Affiliates, solely to the extent necessary for Intrexon to conduct those responsibilities assigned to it under this Agreement, which license shall be sublicensable solely to Intrexon’s Affiliates or to any of Intrexon’s subcontractors.

3.9          Restrictions Relating to Intrexon Materials.  ZIOPHARM shall use the Intrexon Materials solely for purposes of the Cancer Program and not for any other purpose without the prior written consent of Intrexon.  With respect to the Intrexon Materials comprising Intrexon’s vector assembly technology, ZIOPHARM shall not, and shall ensure that ZIOPHARM personnel do not (a) distribute, sell, lend or otherwise transfer such Intrexon Materials to any Third Party; (b) co-mingle such Intrexon Materials with any other proprietary biological or chemical materials without Intrexon’s written consent; or (c) analyze such Intrexon Materials or in any way attempt to reverse engineer or sequence such Intrexon Materials.

ARTICLE 4

Other Rights and Obligations

4.1             Development and Commercialization. Subject to Sections 4.6 and 4.7,  ZIOPHARM shall be solely responsible for the performance of the Cancer Program and the development and commercialization of ZIOPHARM Products in the Field.  ZIOPHARM shall be responsible for all costs incurred in connection with the Cancer Program except that Intrexon shall be responsible for the following:  (a) costs of establishing manufacturing capabilities and facilities in connection with Intrexon’s manufacturing obligation under Section 4.6 (provided, however, that Intrexon may include an allocable portion of such costs, through depreciation and amortization, when calculating the Fully Loaded Cost of manufacturing ZIOPHARM Product, to the extent such allocation, depreciation, and amortization is permitted by US GAAP, it being recognized that the majority of non-facilities scale-up costs cannot be capitalized and amortized under US GAAP); (b) costs of discovery-stage research with respect to the Intrexon Channel Technology and Intrexon Materials (i.e., platform improvements) (but, for clarity, excluding research described in Section 4.7); (c) [*****]; and (d) costs of filing, prosecution and maintenance of Intrexon Patents.  The costs encompassed within subsection (a) above shall include the scale-up of Intrexon Materials and API for clinical trials and commercialization of ZIOPHARM Products undertaken pursuant to Section 4.6, which shall be at Intrexon’s cost whether it elects to conduct such efforts internally or through Third Party contractors retained by either Intrexon or ZIOPHARM (with Intrexon’s consent).

4.2             Transfer of Existing Cancer Programs.  Promptly following the Effective Date, Intrexon shall promptly assign to ZIOPHARM, and will provide full copies of, all regulatory approvals and regulatory filings that relate to the Existing Cancer Programs.  Intrexon shall also (a) make available to ZIOPHARM all Intrexon Materials associated with the conduct of the Existing Cancer Programs, and (b) take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights thereunder to ZIOPHARM.  No later than sixty (60) days after the Effective Date (or as soon thereafter as practicable), Intrexon shall provide to ZIOPHARM copies of the relevant portions of all material reports and data, including clinical and non-clinical data and reports, obtained or generated by or on behalf of Intrexon or its Affiliates in connection with the Existing Cancer Programs.  Thereafter, as additional projects are included in the Cancer Program, the JSC shall develop a plan and protocol for each such project relating to the transfer of relevant data and Intrexon Materials.

4.3             Information and Reporting.  ZIOPHARM will keep Intrexon informed about ZIOPHARM’s efforts to develop and commercialize ZIOPHARM Products, including reasonable and accurate summaries of ZIOPHARM’s (and its Affiliates’ and, if applicable, (sub)licensees’) global development plans (as updated), global marketing plans (as updated), progress towards meeting the goals and milestones in such plans and explanations of any material deviations, and significant developments in the development and/or commercialization of the ZIOPHARM Products, including initiation or completion of a clinical trial, submission of a United States or international regulatory filing, receipt of a response to such United States or international regulatory filing, clinical safety event, receipt of Regulatory Approval, or commercial launch.  Intrexon will keep ZIOPHARM informed about Intrexon’s efforts (a) to establish manufacturing capabilities and facilities for ZIOPHARM Products (and Intrexon Materials relevant thereto) and otherwise perform its manufacturing responsibilities under Section 4.6 and (b) to undertake discovery-stage research for the Cancer Program with respect to the Intrexon Channel Technology and Intrexon Materials.  Such disclosures by ZIOPHARM and Intrexon will be made in the course of JSC meetings at least once every six (6) months while ZIOPHARM Products are being developed or commercialized anywhere in the world, and shall be reflected in the minutes of such meetings.

4.4          Regulatory Matters.  At all times after the Effective Date, ZIOPHARM shall own and maintain, at its own cost, all regulatory filings and Regulatory Approvals for ZIOPHARM Products that ZIOPHARM is developing or Commercializing pursuant to this Agreement.  As such, ZIOPHARM shall be responsible for reporting all adverse events related to such ZIOPHARM Products to the appropriate regulatory authorities in the relevant countries, in accordance with the applicable laws and regulations of such countries.  The decision to list or not list Patents in any regulatory filing for a ZIOPHARM Product (for example, as required by 21 C.F.R. § 314.53(b)), or add or delete a Patent from a regulatory filing shall be determined by Intrexon, after consultation with ZIOPHARM, except with respect to Product Specific Program Patents, which will be mutually determined by the Parties.

4.5          Diligence.

(a)           ZIOPHARM shall use Diligent Efforts to develop and commercialize ZIOPHARM Products.

(b)           Without limiting the generality of the foregoing, Intrexon may, from time to time, notify ZIOPHARM that it believes it has identified a Superior Therapy, and in such case shall provide to ZIOPHARM its then-available information about such therapy.  ZIOPHARM shall have the following obligations with respect to such proposed Superior Therapy:  (i) within sixty (60) days after such notification, ZIOPHARM shall prepare and deliver to the JSC for review and approval a development plan detailing how ZIOPHARM will pursue the Superior Therapy (including a proposed budget); (ii) ZIOPHARM shall revise the development plan as directed by the JSC; and (iii) following approval of the development plan by the JSC, ZIOPHARM shall use Diligent Efforts to pursue the development of the Superior Therapy under the Cancer Program in accordance with such development plan.  If ZIOPHARM fails to comply with the foregoing obligations, or if ZIOPHARM exercises its casting vote at the JSC to either (x) prevent the approval of a development plan for a Superior Therapy; (y) delay such approval more than sixty (60) days after delivery of the development plan to the JSC; or (z) approve a development plan that is insufficient in view of the nature and magnitude of the opportunity presented by the Superior Therapy, then Intrexon shall have the termination right set forth in Section 10.2(b) (subject to the limitation set forth therein).  For clarity, any dispute arising under this 4.5, including any dispute as to whether a proposed project constitutes a Superior Therapy (as with any other dispute under this Agreement) shall be subject to dispute resolution in accordance with Article 11.

(c)           The activities of ZIOPHARM’s Affiliates and any permitted sublicensees shall be attributed to ZIOPHARM for the purposes of evaluating ZIOPHARM’s fulfillment of the obligations set forth in this Section 4.5.

4.6             Manufacturing.  Intrexon shall use Diligent Efforts to perform any manufacturing activities in connection with the Cancer Program that relate to the Intrexon Materials, the manufacture of bulk drug product, the manufacturing of bulk quantities of other components of ZIOPHARM Products, or any earlier steps in the manufacturing process for ZIOPHARM Products.  Except as provided in Section 4.1, any manufacturing undertaken by Intrexon pursuant to the preceding sentence shall be performed in exchange for cash payments equal to Intrexon’s Fully Loaded Cost in connection with such manufacturing, on terms to be negotiated by the Parties in good faith.  In the event that Intrexon does not manufacture Intrexon Materials, bulk drug product or bulk qualities of other components of ZIOPHARM Products, then Intrexon shall provide to ZIOPHARM or a contract manufacturer selected by ZIOPHARM and approved by Intrexon all Information Controlled by Intrexon that is related to the manufacturing of such Intrexon Materials, bulk drug product or bulk qualities of other components of ZIOPHARM Products, for use in the Field and is reasonably necessary to enable ZIOPHARM or such contract manufacturer (as appropriate) for the sole purpose of manufacturing such Intrexon Materials, bulk drug product or bulk quantities of other components of ZIOPHARM Products, in each case as manufactured by Intrexon.  The costs and expenses incurred by Intrexon in carrying out such transfer shall be borne by Intrexon.  Any manufacturing Information transferred hereunder to ZIOPHARM or its contract manufacturer shall not be further transferred to any Third Party or ZIOPHARM Affiliate without the prior written consent of Intrexon; provided, however, that Intrexon shall not unreasonably withhold such consent if necessary to permit ZIOPHARM to switch manufacturers.

4.7             Support Services.  From time to time, on an ongoing basis, ZIOPHARM shall request, or Intrexon may propose, that Intrexon perform certain support services with respect to the Cancer Program, such services including but not limited to, pre-clinical or clinical activities relating to transition of the Cancer Program to ZIOPHARM.  To the extent that the Parties mutually agree that Intrexon should perform such services, the Parties shall negotiate in good faith the terms under which services would be performed, it being understood that Intrexon would be compensated for such services by cash payments equal to Intrexon’s Fully Loaded Cost in connection with such services.

4.8             Compliance with Law.  Each Party shall comply, and shall ensure that its Affiliates, (sub)licensees and Third Party contractors comply, with all applicable laws, regulations, and guidelines applicable to the Cancer Program, including without limitation those relating to the transport, storage, and handling of Intrexon Materials and ZIOPHARM Products.

4.9             Trademarks.  To the extent permitted by applicable law and regulations, ZIOPHARM shall, and shall ensure that the packaging, promotional materials, and labeling for ZIOPHARM Products shall carry, in a conspicuous location, the applicable Intrexon Trademark(s), subject to ZIOPHARM’s reasonable approval of the size, position, and location thereof.  ZIOPHARM shall provide Intrexon with copies of any materials containing the Intrexon Trademarks prior to using or disseminating such materials, in order to obtain ZIOPHARM’s approval thereof.  ZIOPHARM’s use of the Intrexon Trademarks shall be subject to prior review and approval of the IPC.  ZIOPHARM acknowledges Intrexon’s sole ownership of the Intrexon Trademarks and agrees not to take any action inconsistent with such ownership.  ZIOPHARM covenants that it shall not use any trademark confusingly similar to any Intrexon Trademarks in connection with any products (including any ZIOPHARM Product).  From time to time during the Term, Intrexon shall have the right to obtain from ZIOPHARM samples of ZIOPHARM Product sold by ZIOPHARM or its Affiliates or sublicensees for the purpose of inspecting the quality of such ZIOPHARM Products and use of the Intrexon Trademark(s).  In the event that Intrexon inspects the quality of such ZIOPHARM Products and use of the Intrexon Trademark, Intrexon shall notify the result of such inspection to ZIOPHARM in writing thereafter.  ZIOPHARM shall comply with reasonable policies provided by Intrexon from time-to-time to maintain the goodwill and value of the Intrexon Trademarks.

ARTICLE 5

Compensation

5.1          Equity.  In partial consideration for ZIOPHARM’s appointment as an exclusive channel partner and the other rights granted to ZIOPHARM hereunder, ZIOPHARM has agreed to issue to Intrexon certain shares of ZIOPHARM’s common stock, in accordance with the terms and conditions of that certain Stock Purchase Agreement and Registration Rights Agreement, each of even date herewith (the “Equity Agreements”).  Pursuant to the Equity Agreements, Intrexon has also agreed to purchase certain shares of the Company’s common stock for cash consideration, subject to the terms and conditions therein.  Provided that all closing conditions for the First Tranche Closing (as defined in the Equity Agreements) that are within the reasonable control of Intrexon have been satisfied or waived, the issuance of the First Tranche Shares (as defined in the Equity Agreements) is a condition subsequent to the effectiveness of this Agreement.

5.2          Profit-Share.

(a)           No later than thirty (30) days after each calendar quarter in which there is positive Product Profit arising from the sale of ZIOPHARM Product in the Field in the Territory, ZIOPHARM shall pay to Intrexon fifty percent (50%) of such Product Profit, on a ZIOPHARM Product-by-ZIOPHARM Product basis.  In the event of negative Product Profit for a particular ZIOPHARM Product in any calendar quarter, neither ZIOPHARM nor Intrexon shall owe any payments hereunder with respect to such ZIOPHARM Product.  [*****].  Except as set forth in the preceding sentence, ZIOPHARM shall not be permitted to carry forward any negative Product Profits to subsequent quarters.

(b)           No later than thirty (30) days after each calendar quarter in which ZIOPHARM or any ZIOPHARM Affiliate receives Sublicensing Revenue, ZIOPHARM shall pay to Intrexon fifty percent (50%) of such Sublicensing Revenue.  As set forth in Section 3.2, sublicensing shall require Intrexon’s prior written consent.  Nevertheless, this Section 5.2(b) shall apply to Sublicensing Revenue received by ZIOPHARM or any ZIOPHARM Affiliate, even if rights were granted to the applicable sublicensee in violation of this Agreement.  For purposes of clarity, sales of ZIOPHARM Products by approved sublicensees shall not constitute Net Sales.

5.3          Method of Payment.  All payments due to Intrexon under this Agreement shall be paid in United States dollars by wire transfer to a bank in the United States designated in writing by Intrexon.  All references to “dollars” or “$” herein shall refer to United States dollars.

5.4          Payment Reports and Records Retention.  Within thirty (30) days after the end of each calendar quarter during which Net Sales have been generated or Allowable Expenses been incurred, ZIOPHARM shall deliver to Intrexon a written report that shall contain at a minimum for the applicable calendar quarter:

(a)           gross sales of each ZIOPHARM Product (on a country-by-country basis);

(b)           itemized calculation of Net Sales, showing all applicable deductions;

(c)           itemized calculation of Allowable Expenses and Sublicensing Revenue;

(d)           the amount of the payment (if any) due pursuant to Section 5.2(a) and/or 5.2(b);

(e)           the amount of taxes, if any, withheld to comply with any applicable law; and

(f)           the exchange rates used in any of the foregoing calculations.

For three (3) years after each sale of ZIOPHARM Product or the incurring of an item included in Allowable Expenses, ZIOPHARM shall keep (and shall ensure that its Affiliates and, if applicable, (sub)licensees shall keep) complete and accurate records of such sales or Allowable Expenses (as the case may be) in sufficient detail to confirm the accuracy of the payment calculations hereunder.

5.5          Audits.

(a)           Upon the written request of Intrexon, ZIOPHARM shall permit an independent certified public accounting firm of internationally recognized standing selected by Intrexon, and reasonably acceptable to ZIOPHARM, to have access to and to review, during normal business hours and upon no less than thirty (30) days prior written notice, the applicable records of ZIOPHARM and its Affiliates to verify the accuracy and timeliness of the reports and payments made by ZIOPHARM under this Agreement.  Such review may cover the records for sales made in any calendar year ending not more than three (3) years prior to the date of such request.  The accounting firm shall disclose to both Parties whether the royalty reports and/or know-how reports conform to the provisions of this Agreement and/or US GAAP, as applicable, and the specific details concerning any discrepancies.  Such audit may not be conducted more than once in any calendar year.

(b)           If such accounting firm concludes that additional amounts were owed during such period, ZIOPHARM shall pay additional amounts, with interest from the date originally due as set forth in Section 5.7, within thirty (30) days of receipt of the accounting firm’s written report.  If the amount of the underpayment is greater than five percent (5%) of the total amount actually owed for the period audited, then ZIOPHARM shall in addition reimburse Intrexon for all costs related to such audit; otherwise, Intrexon shall pay all costs of the audit.  In the event of overpayment, any amount of such overpayment shall be fully creditable against amounts payable for the immediately succeeding calendar quarter(s); provided, however, that such credit cannot be applied to reduce the amounts payable by ZIOPHARM to Intrexon for any particular calendar quarter by more than [*****] of the amount otherwise due to Intrexon.

(c)           Intrexon shall (i) treat all information that it receives under this Section 5.5 in accordance with the confidentiality provisions of Article 7 and (ii) cause its accounting firm to enter into an acceptable confidentiality agreement with ZIOPHARM obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for Intrexon to enforce its rights under this Agreement.

5.6          Taxes.  The Parties will cooperate in good faith to obtain the benefit of any relevant tax treaties to minimize as far as reasonably possible any taxes which may be levied on any amounts payable hereunder.  ZIOPHARM shall deduct or withhold from any payments any taxes that it is required by applicable law to deduct or withhold.  Notwithstanding the foregoing, if Intrexon is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to ZIOPHARM or the appropriate governmental authority (with the assistance of ZIOPHARM to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve ZIOPHARM of its obligation to withhold tax, and ZIOPHARM shall apply the reduced rate of withholding tax, or dispense with withholding tax, as the case may be, provided that ZIOPHARM has received evidence of Intrexon’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the payment is due.  If, in accordance with the foregoing, ZIOPHARM withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to Intrexon proof of such payment within forty-five (45) days following that latter payment.

5.7          Late Payments.  Any amount owed by ZIOPHARM to Intrexon under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the lower of (a) two percent (2%) per month, compounded, or (b) the highest rate permitted under applicable law.

ARTICLE 6

Intellectual Property

6.1          Ownership.

(a)           Subject to the license granted under Section 3.1, all rights in the Intrexon IP shall remain with Intrexon.

(b)           ZIOPHARM and/or Intrexon may solely or jointly conceive, reduce to practice or develop discoveries, inventions, processes, techniques, and other technology, whether or not patentable, in the course of performing the Cancer Program (collectively “Inventions”).  Each Party shall promptly provide the other Party with a detailed written description of any such Inventions that relate to the Field.  Inventorship shall be determined in accordance with United States patent laws.

(c)           Intrexon shall solely own all right, title and interest in all Inventions related to Intrexon Channel Technology, together with all Patent rights and other intellectual property rights therein (the “Channel-Related Program IP”).  ZIOPHARM hereby assigns all of its right, title and interest in and to the Channel-Related Program IP to Intrexon.  ZIOPHARM agrees to execute such documents and perform such other acts as Intrexon may reasonably request to obtain, perfect and enforce its rights to the Channel-Related Program IP and the assignment thereof.

(d)           Notwithstanding anything to the contrary in this Agreement, any discovery, invention, process, technique, or other technology, whether or not patentable, that is conceived, reduced to practice or developed by ZIOPHARM solely or jointly through the use of the Intrexon Channel Technology, Intrexon IP, or Intrexon Materials in breach of the terms and conditions of this Agreement, together with all patent rights and other intellectual property rights therein, shall be solely owned by Intrexon and shall be included in the Channel-Related Program IP.

(e)           All information regarding Channel-Related Program IP shall be Confidential Information of Intrexon.  ZIOPHARM shall be under appropriate written agreements with each of its employees or agents working on the Cancer Program, pursuant to which such person shall grant all rights in the Inventions to ZIOPHARM (so that ZIOPHARM may convey certain of such rights to Intrexon, as provided herein).

6.2          Patent Prosecution.

(a)           Intrexon shall have the sole right, but not the obligation, to conduct and control the filing, prosecution and maintenance of the Intrexon Patents.  At the reasonable request of Intrexon, ZIOPHARM shall cooperate with Intrexon in connection with such filing, prosecution, and maintenance, at Intrexon’s expense.  Under no circumstances shall ZIOPHARM (a) file, attempt to file, or assist anyone else in filing, or attempting to file, any Patent application, either in the United States or elsewhere, that claims or uses or purports to claim or use or relies for support upon an Invention owned by Intrexon or use, attempt to use, or assist anyone else in using or attempting to use, the Intrexon Know-How, Intrexon Materials, or any Confidential Information of Intrexon to support the filing of a Patent application, either in the United States or elsewhere, that contains claims directed to the Intrexon IP, Intrexon Materials, or the Intrexon Channel Technology.

(b)           ZIOPHARM shall have the sole right, but not the obligation, to conduct and control the filing, prosecution and maintenance of any Patents claiming Inventions that are owned by ZIOPHARM or its Affiliates and not assigned to Intrexon under Section 6.1(c) ( “ZIOPHARM Program Patents”).  At the reasonable request of ZIOPHARM, Intrexon shall cooperate with ZIOPHARM in connection with such filing, prosecution, and maintenance, at ZIOPHARM’s expense.

(c)           The Prosecuting Party shall be entitled to use patent counsel selected by it and reasonably acceptable to the non-Prosecuting Party (including in-house patent counsel as well as outside patent counsel) for the prosecution of the Intrexon Patents and ZIOPHARM Program Patents, as applicable.  The Prosecuting Party shall:

(i)           regularly provide the other Party in advance with reasonable information relating to the Prosecuting Party’s prosecution of Patents hereunder, including by providing copies of substantive communications, notices and actions submitted to or received from the relevant patent authorities and copies of drafts of filings and correspondence that the Prosecuting Party proposes to submit to such patent authorities (it being understood that, to the extent that any such information is readily accessible to the public, the Prosecuting Party may, in lieu of directly providing copies of such information to such other Party, provide such other Party with sufficient information that will permit such other Party to access such information itself directly);

(ii)           consider in good faith and consult with the non-Prosecuting Party regarding its timely comments with respect to the same; provided, however, that if, within fifteen (15) days after providing any documents to the non-Prosecuting Party for comment, the Prosecuting Party does not receive any written communication from the non-Prosecuting Party indicating that it has or may have comments on such document, the Prosecuting Party shall be entitled to assume that the non-Prosecuting Party has no comments thereon;

(iii)           consult with the non-Prosecuting Party before taking any action that would reasonably be expected to have a material adverse impact on the scope of claims within the Intrexon Patents and ZIOPHARM Program Patents, as applicable.

As used above “Prosecuting Party” means Intrexon in the case of Intrexon Patents and ZIOPHARM in the case of ZIOPHARM Program Patents.

6.3          Infringement of Patents by Third Parties.

(a)           Except as expressly provided in the remainder of this Section 6.3, Intrexon shall have the sole right to take appropriate action against any person or entity directly or indirectly infringing any Intrexon Patent (or asserting that a Intrexon Patent is invalid or unenforceable) (collectively, “Infringement”), either by settlement or lawsuit or other appropriate action.

(b)           Notwithstanding the foregoing, [*****] shall have the [*****] right, but not the obligation, to take appropriate action to enforce [*****] against any Infringement that involves a [*****] of allegedly infringing activities in the Field (“[*****]”), either by settlement or lawsuit or other appropriate action.  If [*****] fails to take the appropriate steps to enforce [*****] against any [*****] within [*****] days of the date one Party has provided notice to the other Party pursuant to Section 6.3(g) of such [*****], then [*****] shall have the right (but not the obligation), at its own expense, to enforce [*****] against such [*****], either by settlement or lawsuit or other appropriate action.

(c)           With respect to any [*****] that cannot reasonably be abated through the enforcement of [*****] pursuant to Section 6.3(b) but can reasonable be abated through the enforcement of [*****] (other than the [*****]),[*****] shall be obligated to choose one of the following courses of action: [*****].  The determination of which [*****] to assert shall be made by [*****] in its sole discretion; provided, however, that [*****] shall consult in good faith with [*****] on such determination.  For the avoidance of doubt, [*****] has no obligations under this Agreement to enforce any [*****] against, or otherwise abate, any Infringement that is not a [*****].

(d)           In the event a Party pursues an action under this Section 6.3, the other Party shall reasonably cooperate with the enforcing Party with respect to the investigation and prosecution of any alleged, threatened, or actual Infringement, at the enforcing Party’s expense (except with respect to an action under Section 6.3(c), where all costs and expenses will be shared equally in accordance with terms thereof).

(e)           [*****] shall not settle or otherwise compromise any action under this Section 6.3 in a way that diminishes the rights or interests of [*****] or adversely affects any [*****] without [*****]’s prior written consent, which consent shall not be unreasonably withheld.  [*****] shall not settle or otherwise compromise any action under this Section 6.3 in a way that diminishes the rights or interests of [*****] in the [*****] or adversely affects any [*****] with respect to the [*****] without [*****]’s prior written consent, which consent shall not be unreasonably withheld.

(f)           Except as otherwise agreed to by the Parties in writing, any settlements, damages or other monetary awards recovered pursuant to a suit, proceeding, or action brought pursuant to Section 6.3 will be allocated first to the costs and expenses of the Party controlling such action, and second, to the costs and expenses (if any) of the other Party (to the extent not otherwise reimbursed), and any remaining amounts (the “[*****]”) will be shared by the Parties as follows:  [*****].  In any action initiated by [*****] pursuant to Section 6.3(c), the Parties shall share the [*****] equally, and such [*****] shall not be deemed to constitute [*****].

(g)           ZIOPHARM shall promptly notify Intrexon in writing of any alleged, threatened, or actual Infringement of which it becomes aware, and Intrexon shall promptly notify ZIOPHARM in writing of any alleged, threatened, or actual [*****] of which it becomes aware.

ARTICLE 7

Confidentiality

7.1          Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information disclosed to it by the other Party pursuant to this Agreement, except to the extent that the receiving Party can demonstrate by competent evidence that specific Confidential Information:

(a)           was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)           became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)           was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)           was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party, as documented by the receiving Party’s written records.

The foregoing non-use and non-disclosure obligation shall continue (i) indefinitely, for all Confidential Information that qualifies as a trade secret under applicable law; or (ii) for the Term of this Agreement and for [*****] years thereafter, in all other cases.

7.2          Authorized Disclosure.  Notwithstanding the limitations in this Article 7, either Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)           complying with applicable laws or regulations or valid court orders, provided that the Party making such disclosure provides the other Party with reasonable prior written notice of such disclosure and makes a reasonable effort to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the terms and conditions of this Agreement be used only for the purposes for which the law or regulation required, or for which the order was issued;

(b)           to regulatory authorities in order to seek or obtain approval to conduct clinical trials, or to gain regulatory approval, of ZIOPHARM Products or any products being developed by Intrexon or its other licensees and/or channel partners, provided that the Party making such disclosure (i) provides the other Party with reasonable opportunity to review any such disclosure in advance and to suggest redactions or other means of limiting the disclosure of such other Party’s Confidential Information and (ii) does not unreasonably reject any such suggestions;

(c)           disclosure to investors and potential investors, acquirers, or merger candidates who agree to maintain the confidentiality of such information, provided that such disclosure is used solely for the purpose of evaluating such investment, acquisition, or merger (as the case may be);

(d)           disclosure on a need-to-know basis to Affiliates, licensees, sublicensees, employees, consultants or agents (such as CROs and clinical investigators) who agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7; and

(e)           disclosure of the terms of this Agreement by Intrexon to collaborators and other channel partners who agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7.

7.3          Publicity.  The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Exhibit B.

7.4          Terms of the Agreement.  Each Party shall treat the terms of this Agreement as the Confidential Information of other Party, subject to the exceptions set forth in Section 7.2.  Notwithstanding the foregoing, each Party acknowledges that the other Party may be obligated to file a copy of this Agreement with the SEC, either as of the Effective Date or at some point during the Term.  Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to it.  In the event of any such filing, the filing Party shall provide the other Party with a copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.  The other Party shall promptly provide any such comments.

7.5          Proprietary Information Audits.

(a)           For the purpose of confirming compliance with the Field-limited licenses granted in Article 3 and the confidentiality obligations under Article 7, ZIOPHARM acknowledges that Intrexon’s authorized representative(s), during regular business hours may (i) examine and inspect ZIOPHARM’s facilities and (ii) inspect all data and work products relating to this Agreement.  Any examination or inspection hereunder shall require five (5) business days written notice from Intrexon to ZIOPHARM.  ZIOPHARM will make itself and the pertinent employees and/or agents available, on a reasonable basis, to Intrexon for the aforementioned compliance review.

(b)           In view of the Intrexon Confidential Information, Intrexon Know-How, and Intrexon Materials transferred to ZIOPHARM hereunder, Intrexon from time-to-time, but no more than quarterly, may request that ZIOPHARM confirm the status of the Intrexon Materials at Company (i.e. how much used, how much shipped, to whom and any unused amounts destroyed (by whom, when) as well as any amounts returned to Intrexon or destroyed).  Within ten (10) business days of ZIOPHARM’s receipt of any such written request, ZIOPHARM shall provide the written report to Intrexon.

7.6          Intrexon Commitment.  Intrexon shall use reasonable efforts to obtain an agreement with its other licensees and channel partners to enable ZIOPHARM to disclose confidential information of such licensees and channel partners to regulatory authorities in order to seek or obtain approval to conduct clinical trials, or to gain regulatory approval of, ZIOPHARM Products, in a manner consistent with the provisions of Section 7.2(b).

ARTICLE 8

Representations And Warranties

8.1          Representations and Warranties of ZIOPHARM.  ZIOPHARM hereby represents and warrants to Intrexon that, as of the Effective Date:

(a)           Corporate Power.  ZIOPHARM is duly organized and validly existing under the laws of Delaware and has corporate full power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)           Due Authorization.  ZIOPHARM is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on ZIOPHARM’s behalf has been duly authorized to do so by all requisite corporate action.

(c)           Binding Agreement.  This Agreement is a legal and valid obligation binding upon ZIOPHARM and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.  The execution, delivery and performance of this Agreement by ZIOPHARM does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.  ZIOPHARM is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

8.2          Representations and Warranties of Intrexon.  Intrexon hereby represents and warrants to ZIOPHARM that, as of the Effective Date:

(a)           Corporate Power.  Intrexon is duly organized and validly existing under the laws of Virginia and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)           Due Authorization.  Intrexon is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on Intrexon’s behalf has been duly authorized to do so by all requisite corporate action.

(c)           Binding Agreement.  This Agreement is a legal and valid obligation binding upon Intrexon and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.  The execution, delivery and performance of this Agreement by Intrexon does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.  Intrexon is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

(d)           Additional Intellectual Property Representations.

(i)           Intrexon possesses sufficient rights to enable Intrexon to grant all rights and licenses it purports to grant to ZIOPHARM with respect to the Intrexon Patents under this Agreement;

(ii)           The Intrexon Patents existing as of the Effective Date constitute all of the Patents Controlled by Intrexon as of such date that are necessary for the development, manufacture or Commercialization of ZIOPHARM Products;

(iii)          Intrexon has not granted, and during the Term Intrexon will not grant, any right or license, to any Third Party under the Intrexon IP that conflicts with the rights or licenses granted or to be granted to ZIOPHARM hereunder;

(iv)          There is no pending litigation, and Intrexon has not received any written notice of any claims or litigation, seeking to invalidate or otherwise challenge the Intrexon Patents or Intrexon’s rights therein;

(v)           To Intrexon’s knowledge, [*****], the use of the Intrexon Materials in connection with the Existing Cancer Programs as of the Effective Date and the conduct of the Existing Cancer Programs as contemplated as of the Effective Date, does not (A) infringe any claims of any Patents of any Third Party, or (b) misappropriate any Information of any Third Party;

(vi)          None of the Intrexon Patents is subject to any pending re-examination, opposition, interference or litigation proceedings;

(vii)         All of the Intrexon Patents have been filed and prosecuted in accordance with all applicable laws and have been maintained, with all applicable fees with respect thereto (to the extent such fees have come due) having been paid;

(viii)        Intrexon has entered into agreements with each of its current and former officers, employees and consultants involved in research and development work, including development of the Intrexon’s products and technology providing Intrexon, to the extent permitted by law, with title and ownership to patents, patent applications, trade secrets and inventions conceived, developed, reduced to practice by such person, solely or jointly with other of such persons, during the period of employment by Intrexon (except where the failure to have entered into such an agreement would not have a material adverse effect on the rights granted to ZIOPHARM herein), and Intrexon is not aware that any of its employees or consultants is in material violation thereof;

(ix)           To Intrexon’s knowledge, there is no infringement, misappropriation or violation by third parties of any Intrexon Channel Technology in the Field;

(x)           There is no pending or, to Intrexon’s knowledge, threatened action, suit, proceeding or claim by others against Intrexon that Intrexon infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others in connection with the use of the Intrexon Channel Technology, and Intrexon has not received any written notice of such claim;

(xi)           To Intrexon’s knowledge, no employee of Intrexon is the subject of any claim or proceeding involving a violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, non-disclosure agreement or any restrictive covenant to or with a former employer (A) where the basis of such violation relates to such employee’s employment with Intrexon or actions undertaken by the employee while employed with Intrexon and (B) where such violation is relevant to the use of the Intrexon Channel Technology in the Field;

(xii)          None of the Intrexon Patents owned by Intrexon or its Affiliates, and, to Intrexon’s knowledge, the Intrexon Patents licensed to Intrexon or its Affiliates, have been adjudged invalid or unenforceable by a court of competent jurisdiction or applicable government agency, in whole or in part, and there is no pending or, to Intrexon’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intrexon Patents; and

(xiii)         Except as otherwise disclosed in writing to ZIOPHARM, Intrexon:  (A) is in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product that is under development, manufactured or distributed by Intrexon in the Field (“Applicable Laws”); (B) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the United States Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), which would not, individually or in the aggregate, result in a material adverse effect; (C) possesses all material Authorizations necessary for the operation of its business as described in the Field and such Authorizations are valid and in full force and effect and Intrexon is not in material violation of any term of any such Authorizations; and (D) since January 1, 2008, (1) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit investigation or proceeding; (2) has not received notice that the FDA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority is considering such action; (3) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (4) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to Intrexon’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.  Except to the extent disclosed in writing to ZIOPHARM, since January 1, 2008, Intrexon has not received any notices or correspondence from the FDA or any other federal, state, local or foreign governmental or regulatory authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of Intrexon.

except, in each of (ix) through (xiii), for any instances which would not, individually or in the aggregate, result in a material adverse effect on the rights granted to ZIOPHARM hereunder or Intrexon’s ability to perform its obligations hereunder.

8.3          Warranty Disclaimer.  EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS ARTICLE 8 OR IN THE EQUITY AGREEMENTS, EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 9

Indemnification

9.1          Indemnification by Intrexon.  Intrexon agrees to indemnify, hold harmless, and defend ZIOPHARM and its Affiliates and their respective directors, officers, employees, and agents (collectively, the “ZIOPHARM Indemnitees”) from and against any and all liabilities, damages, costs, expenses, or losses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from any claims, suits, actions, demands, or other proceedings brought by a Third Party (collectively, “Claims”) to the extent arising from (a) the gross negligence or willful misconduct of Intrexon or any of its Affiliates, or their respective employees or agents, (b) the use, handling, storage or transport of Intrexon Materials by or on behalf of Intrexon or its Affiliates, licensees (other than ZIOPHARM) or sublicensees; or (c) breach by Intrexon of any representation, warranty or covenant in this Agreement.  Notwithstanding the foregoing, Intrexon shall not have any obligation to indemnify the ZIOPHARM Indemnitees to the extent that a Claim arises from (i) the gross negligence or willful misconduct of ZIOPHARM or any of its Affiliates, licensees, or sublicensees, or their respective employees or agents; or (ii) a breach by ZIOPHARM of a representation, warranty, or covenant of this Agreement.

9.2          Indemnification by ZIOPHARM.  ZIOPHARM agrees to indemnify, hold harmless, and defend Intrexon, its Affiliates and Third Security, and their respective directors, officers, employees, and agents (and any Third Parties which have licensed to Intrexon intellectual property rights within Intrexon IP on or prior to the Effective Date, to the extent required by the relevant upstream license agreement) (collectively, the “Intrexon Indemnitees”) from and against any Losses resulting from Claims, to the extent arising from any of the following:  (a) the gross negligence or willful misconduct of ZIOPHARM or any of its Affiliates or their respective employees or agents; (b) the use, handling, storage, or transport of Intrexon Materials by or on behalf of ZIOPHARM or its Affiliates, licensees, or sublicensees; (c) breach by ZIOPHARM or any representation, warranty or covenant in this Agreement; or (d) the design, development, manufacture, regulatory approval, handling, storage, transport, distribution, sale or other disposition of any ZIOPHARM Product by or on behalf of ZIOPHARM or its Affiliates, licensees, or sublicensees.  Notwithstanding the foregoing, ZIOPHARM shall not have any obligation to indemnify the Intrexon Indemnitees to the extent that a Claim arises from (i) the gross negligence or willful misconduct of Intrexon or any of its Affiliates, or their respective employees or agents; or (ii) a breach by Intrexon of a representation, warranty, or covenant of this Agreement.

9.3          Product Liability Claims.  Notwithstanding the provisions of Section 9.2, any Losses arising out of any Third Party claim, suit, action, proceeding, liability or obligation involving any actual or alleged death or bodily injury arising out of or resulting from the development, manufacture or commercialization of any ZIOPHARM Products for use or sale in the Field, to the extent that such Losses exceed the amount (if any) covered by the applicable Party’s product liability insurance (“Excess Product Liability Costs”), shall be paid by [*****], except to the extent such Losses arise out of any Third-Party Claim based on the gross negligence or willful misconduct of a Party, its Affiliates, its or its Affiliates’ Sublicensees, or any of the respective officers, directors, employees and agents of each of the foregoing entities, in the performance of obligations or exercise of rights under this Agreement.

9.4          Control of Defense.  As a condition precedent to any indemnification obligations hereunder, any entity entitled to indemnification under this Article 9 shall give written notice to the indemnifying Party of any Claims that may be subject to indemnification, promptly after learning of such Claim.  If such Claim falls within the scope of the indemnification obligations of this Article 9, then the indemnifying Party shall assume the defense of such Claim with counsel reasonably satisfactory to the indemnified Party.  The indemnified Party shall cooperate with the indemnifying Party in such defense.  The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim.  The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent not to be unreasonably withheld.  The indemnifying Party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified Party from all liability relating thereto or (b) adversely impacts the exercise of the rights granted to the indemnified Party under this Agreement, unless the indemnified Party otherwise agrees in writing.

9.5          Insurance.  During the term of this Agreement, ZIOPHARM shall maintain in effect and good standing a product liability insurance policy issued by a reputable insurance company in amounts considered standard for the industry.  At Intrexon’s reasonable request, ZIOPHARM shall provide Intrexon with all details regarding such policy, including without limitation copies of the applicable liability insurance contracts.  ZIOPHARM shall use reasonable efforts to  include Intrexon as an additional insured on any such policy.

ARTICLE 10

Term; Termination

10.1        Term.  The term of this Agreement shall commence upon the Effective Date and shall continue until terminated pursuant to Section 10.2 or 10.3.

10.2        Termination for Material Breach; Termination Under Section 4.5(b)

(a)           Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement that such breaching Party fails to cure within sixty (60) days following written notice from the nonbreaching Party specifying such breach.

(b)           Intrexon shall have the right to terminate this Agreement under the circumstances set forth in Section 4.5(b) upon written notice to ZIOPHARM, such termination to become effective sixty (60) days following such written notice unless ZIOPHARM remedies the circumstances giving rise to such termination within such sixty (60) day period.

(c)           Intrexon shall have the right to terminate this Agreement under the circumstances set forth in Section 12.8 upon written notice to ZIOPHARM, such termination to become effective immediately upon such written notice.

(d)           Notwithstanding the foregoing, during the twenty-four (24) month period commencing on the Effective Date, neither Party shall have the right to terminate this Agreement under Section 10.2(a) based on the failure of the other Party to use Diligent Efforts or to comply with any other diligence obligations hereunder (including Section 4.5), nor shall Intrexon have the right to terminate this Agreement under Section 4.5(b).

10.3        Termination by ZIOPHARM.  ZIOPHARM shall have the right to voluntarily terminate this Agreement in its entirety upon ninety (90) days written notice to Intrexon at any time, provided that such notice may not be given during the twenty four (24) month period commencing on the Effective Date.

10.4        Effect of Termination.  In the event of termination of this Agreement pursuant to Section 10.2 or Section 10.3, the following shall apply:

(a)         Retained Products.  ZIOPHARM shall be permitted to continue the development and commercialization of any ZIOPHARM Product that, at the time of termination, satisfies at least one of the following criteria (a “Retained Product”):

(i)            is being Commercialized by ZIOPHARM,

(ii)           has received regulatory approval,

(iii)          is a subject of an application for regulatory approval in the Field that is pending before the applicable regulatory authority, or

(iv)         is the subject of at least

(A) an ongoing Phase 2 clinical trial in the Field (in the case of a termination by Intrexon due to a ZIOPHARM uncured breach pursuant to Section 10.2(a) or a termination by ZIOPHARM pursuant to Section 10.3), or

(B) an ongoing Phase 1 clinical trial in the Field (in the case of a termination by ZIOPHARM due to an Intrexon uncured breach pursuant to Section 10.2(a) or a termination by Intrexon pursuant to Section 10.2(b) or 10.2(c)).

Such right to continue development and commercialization shall be subject to ZIOPHARM’s full compliance with the payment provisions in Article 5 and all other provisions of this Agreement that survive termination.

(b)           Termination of Licenses.  Except as necessary for ZIOPHARM to continue to develop and commercialize the Retained Products as permitted by Section 10.4(a), all rights and licenses granted by Intrexon to ZIOPHARM under this Agreement shall terminate and shall revert to Intrexon without further action by either Intrexon or ZIOPHARM.  ZIOPHARM’s license with respect to Retained Products shall be exclusive or non-exclusive, as the case may be, on the same terms as set forth in Section 3.1.

(c)           Reverted Products.  All ZIOPHARM Products other than the Retained Products shall be referred to herein as the “Reverted Products.”  ZIOPHARM shall immediately cease, and shall cause its Affiliates and, if applicable, (sub)licensees to immediately cease, all development and commercialization of the Reverted Products, and ZIOPHARM shall not use or practice, nor shall it cause or permit any of its Affiliates or, if applicable, (sub)licensees to use or practice, directly or indirectly, any Intrexon IP with respect to the Reverted Products.  ZIOPHARM shall immediately discontinue making any representation regarding its status as a licensee or channel partner of Intrexon with respect to the Reverted Products.

(d)           Intrexon Materials.  ZIOPHARM shall promptly return, or at Intrexon’s request, destroy, any Intrexon Materials in ZIOPHARM’s possession or control at the time of termination, or other than any Intrexon Materials necessary for the continued development and commercialization of the Retained Products.

(e)           Licenses to Intrexon.  ZIOPHARM is automatically deemed to grant to Intrexon a worldwide, fully paid, royalty-free, exclusive (even as to ZIOPHARM and its Affiliates), irrevocable, license (with full rights to sublicense) under the ZIOPHARM Termination IP, to make, have made, import, use, offer for sale and sell Reverted Products and to use the Intrexon Channel Technology, the Intrexon Materials, and/or the Intrexon IP in the Field, subject to any exclusive rights held by ZIOPHARM in Reverted Products pursuant to Section 10.4(c).  ZIOPHARM shall also take such actions and execute such other instruments and documents as may be necessary to document such license to Intrexon.

(f)           Regulatory Filings.  ZIOPHARM shall promptly assign to Intrexon, and will provide full copies of, all regulatory approvals and regulatory filings that relate specifically and solely to Reverted Products.  ZIOPHARM shall also take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights thereunder to Intrexon.  To the extent that there exist any regulatory approvals and regulatory filings that relate both to Reverted Products and other products, ZIOPHARM shall provide copies of the portions of such regulatory filings that relate to Reverted Products and shall reasonably cooperate to assist Intrexon in obtaining the benefits of such regulatory approvals with respect to the Reverted Products.

(g)          Data Disclosure.  ZIOPHARM shall provide to Intrexon copies of the relevant portions of all material reports and data, including clinical and non-clinical data and reports, obtained or generated by or on behalf of ZIOPHARM or its Affiliates to the extent that they relate to Reverted Products, within sixty (60) days of such termination unless otherwise agreed, and Intrexon shall have the right to use any such Information in developing and commercializing Reverted Products and to license any Third Parties to do so.

(h)          Third-Party Licenses.  At Intrexon’s request, ZIOPHARM shall promptly provide to Intrexon copies of all Third-Party agreements under which ZIOPHARM or its Affiliates obtained a license under Patents claiming inventions or know-how specific to or used or incorporated into the development, manufacture and/or commercialization of the Reverted Products.  At Intrexon’s request, ZIOPHARM shall promptly:  (x) with respect to such Third Party licenses relating solely to the applicable Reverted Products, immediately assign (or cause to be assigned), such agreements to Intrexon, and (y) with respect to all other Third Party licenses, at ZIOPHARM’s option either assign the agreement or grant (or cause to be granted) to Intrexon a sublicense thereunder of a scope equivalent to that described in Section 10.4(e), provided ZIOPHARM has the ability to assign such agreement to Intrexon or grant a sublicense to Intrexon thereunder.  In any case, thereafter Intrexon shall be fully responsible for all obligations due for its actions under the Third Party agreements.  Notwithstanding the above, if Intrexon does not wish to assume any financial or other obligations associated with a particular assignment or sublicense, then Intrexon shall so notify ZIOPHARM and ZIOPHARM shall not make such assignment or grant such sublicense (or cause it to be made or granted).

(i)           Remaining Materials.  At the request of Intrexon, ZIOPHARM shall transfer to Intrexon, all quantities of Reverted Product (including API or work-in-process) in the possession of ZIOPHARM or its Affiliates.  ZIOPHARM shall transfer to Intrexon all such quantities of Reverted Products without charge, except that Intrexon shall pay the reasonable costs of shipping.

(j)           Third Party Vendors.  At Intrexon’s request, ZIOPHARM shall promptly provide to Intrexon copies of all agreements between ZIOPHARM or its Affiliates and Third Party suppliers, vendors, or distributors that relate to the supply, sale, or distribution of Reverted Products in the Territory.  At Intrexon’s request, ZIOPHARM shall promptly:  (x) with respect to such Third Party agreements relating solely to the applicable Reverted Products, immediately assign (or cause to be assigned), such agreements to Intrexon, and (y) with respect to all other such Third Party agreements, ZIOPHARM shall reasonably cooperate to assist Intrexon in obtaining the benefits of such agreements.  ZIOPHARM shall be liable for any costs associated with assigning a Third Party agreement to Intrexon or otherwise obtaining the benefits of such agreement for Intrexon, to the extent such costs are directly related to ZIOPHARM’s breach.  For the avoidance of doubt, Intrexon shall have no obligation to assume any of ZIOPHARM’s obligations under any Third Party agreement.

(k)         Commercialization.  Intrexon shall have the right to develop and commercialize the Reverted Products itself or with one or more Third Parties, and shall have the right, without obligation to ZIOPHARM, to take any such actions in connection with such activities as Intrexon (or its designee), at its discretion, deems appropriate.

(l)           Confidential Information.  Each Party shall promptly return, or at the other Party’s request destroy, any Confidential Information of the other Party in such Party’s possession or control at the time of termination; provided, however, that each Party shall be permitted to retain (i) a single copy of each item of Confidential Information of the other Party in its confidential legal files for the sole purpose of monitoring and enforcing its compliance with Article 7, (ii) Confidential Information of the other Party that is maintained as archive copies on the recipient Party’s disaster recovery and/or information technology backup systems, or (iii) Confidential Information of the other Party necessary to exercise such Party’s rights in Retained Products (in the case of ZIOPHARM) or Reverted Products (in the case of Intrexon). The recipient of Confidential Information shall continue to be bound by the terms and conditions of this Agreement with respect to any such Confidential Information retained in accordance with this Section 10.4(l).

10.5        Surviving Obligations.  Termination or expiration of this Agreement shall not affect any rights of either Party arising out of any event or occurrence prior to termination, including, without limitation, any obligation of ZIOPHARM to pay any amount which became due and payable under the terms and conditions of this Agreement prior to expiration or such termination.  The following portions of this Agreement shall survive termination or expiration of this Agreement:  Sections 5.5, 5.7, 6.1, 6.2 (with subsection (c) surviving only to the extent relating to Intrexon Patents that are relevant to Retained Products that, to Intrexon’s knowledge, are being developed or commercialized at such time, if any), 10.4, and 10.5; Articles 7, 9, 11, and 12; and any relevant definitions in Article 1.

ARTICLE 11

Dispute Resolution

11.1        Disputes.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (other than disputes arising from a Committee), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party.  If the matter is not resolved within thirty (30) days following the written request for discussions, either Party may then invoke the provisions of Section 11.2.  For the avoidance of doubt, any disputes, controversies or differences arising from a Committee pursuant to Article 2 shall be resolved solely in accordance with Section 2.4.

11.2        Arbitration.  Any dispute, controversy, difference or claim which may arise between the Parties and not from a Committee, out of or in relation to or in connection with this Agreement (including, without limitation, arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) that is not resolved pursuant to Section 11.1 shall, subject to Section 11.10, be settled by binding “baseball arbitration” as follows.  Either Party, following the end of the thirty (30) day period referenced in Section 11.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party.  Promptly following receipt of such notice, the Parties shall meet and discuss in good faith and seek to agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, and shall have some experience in mediating or arbitrating issues relating to such agreements.  If the Parties cannot agree on a single arbitrator within fifteen (15) days of request by a Party for arbitration, then each Party shall select an arbitrator meeting the foregoing criteria and the two (2) arbitrators so selected shall select a third arbitrator meeting the foregoing criteria.  Within fifteen (15) days after an arbitrator(s) is selected (in the case of the three-person panel, when the third arbitrator is selected), each Party will deliver to both the arbitrator(s) and the other Party a detailed written proposal setting forth its proposed terms for the resolution for the matter at issue (the “Proposed Terms” of the Party) and a memorandum (the “Support Memorandum”) in support thereof.  The Parties will also provide the arbitrator(s) a copy of this Agreement, as it may be amended at such time.  Within fifteen (15) days after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the arbitrator(s) (with a copy to the other Party) a response to the other Party’s Support Memorandum.  Neither Party may have any other communications (either written or oral) with the arbitrator(s) other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 11.2; provided that, the arbitrator(s) may convene a hearing if the arbitrator(s) so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms.  Within sixty (60) days after the arbitrator’s appointment, the arbitrator(s) will select one of the two Proposed Terms (without modification) provided by the Parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement.  The decision of the arbitrator(s) shall be final, binding, and unappealable.  For clarity, the arbitrator(s) must select as the only method to resolve the matter at issue one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or award any other relief or take any other action.

11.3        Governing Law.  This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

11.4        Award.  Any award to be paid by one Party to the other Party as determined by the arbitrator(s) as set forth above under Section 11.2 shall be promptly paid in United States dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the losing Party.  Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 11, and agrees that, subject to the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in any United States District Court located in New York and that other courts may award full faith and credit to such judgment in order to enforce such award.  The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator(s).  With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award consequential, incidental, special, punitive or exemplary damages.  By entering into this agreement to arbitrate, the Parties expressly waive any claim for consequential, incidental, special, punitive or exemplary damages.  The only damages recoverable under this Agreement are direct compensatory damages.

11.5        Costs.  Each Party shall bear its own legal fees.  The arbitrator(s) shall assess his or her costs, fees and expenses against the Party losing the arbitration.

11.6        Injunctive Relief.  Nothing in this Article 11 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding.  Specifically, the Parties agree that a material breach by either Party of its obligations in 3.4 of this Agreement may cause irreparable harm to the other Party, for which damages may not be an adequate remedy.  Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this Agreement, upon an adequate showing of material breach of such Section 3.4, and without further proof of irreparable harm other than this acknowledgement, such non-breaching Party shall be entitled to seek (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances.  For the avoidance of doubt, nothing in this Section 11.6 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 10.2.

11.7        Confidentiality.  The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s Confidential Information.  Except as required by law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other Party.  The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator(s), except as required in connection with the enforcement of such award or as otherwise required by applicable law.

11.8        Survivability.  Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

11.9        Jurisdiction.  For the purposes of this Article 11, the Parties acknowledge their diversity and agree to accept the jurisdiction of any United States District Court located in New York for the purposes of enforcing or appealing any awards entered pursuant to this Article 11 and for enforcing the agreements reflected in this Article 11 and agree not to commence any action, suit or proceeding related thereto except in such courts.

11.10     Patent Disputes.  Notwithstanding any other provisions of this Article 11, and subject to the provisions of Section 6.2, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Intrexon Patents shall be submitted to a court of competent jurisdiction in the country in which such Patent was filed or granted.

ARTICLE 12

General Provisions

12.1        Use of Name.  No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement.

12.2        LIMITATION OF LIABILITY.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 9, OR DAMAGES AVAILABLE FOR BREACHES OF THE OBLIGATIONS SET FORTH IN ARTICLE 7.

12.3        Independent Parties.  The Parties are not employees or legal representatives of the other Party for any purpose.  Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.  This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or business organization of any kind.

12.4        Notice.  All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been given when delivered if personally delivered or sent by facsimile (provided that the party providing such notice promptly confirms receipt of such transmission with the other party by telephone), on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All such communications shall be sent to the address or facsimile number set forth below (or any updated addresses or facsimile number communicated to the other Party in writing):

If to Intrexon:	Intrexon Corporation 20358 Seneca Meadows Parkway Germantown, MD 20876 Attention: Legal Department Fax: (301) 556-9902

with a copy to:	Cooley LLP 3175 Hanover St. Palo Alto, CA 94304 Attention: Robert Jones Fax: (650) 849-7400

If to ZIOPHARM:	ZIOPHARM Oncology, Inc. One First Avenue Parris Building, 34 Navy Yard Plaza Boston, MA 02129 Attention: Chief Executive Officer Fax: (617) 241-2855

with a copy to:	WilmerHale 60 State Street Boston, MA 02109 Attention: Stuart Falber Fax: (617) 526-5000

12.5        Severability.  In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

12.6        Waiver.  Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

12.7        Entire Agreement; Amendment.  This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement (including any prior confidentiality agreement between the Parties).  All information of Intrexon or ZIOPHARM to be kept confidential by the other Party under any prior confidentiality agreement, as of the Effective Date, shall be maintained as Confidential Information by such other Party under the obligations set forth in Article 7 of this Agreement.  This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

12.8        Nonassignability; Binding on Successors.  Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the nonassigning or nondelegating Party; provided, however, that either Party  may assign its rights or delegate its obligations under this Agreement without such consent (a) to an Affiliate of such Party or (b) to its successor in interest in connection with any merger, acquisition, consolidation, corporate reorganization, or similar transaction, or sale of all or substantially all of its assets, provided that such assignee agrees in writing to assume and be bound by the assignor’s obligations under this Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties hereto.  Notwithstanding the foregoing, in the event that either Party assigns this Agreement to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets (whether this Agreement is actually assigned or is assumed by such successor in interest or its affiliate by operation of law (e.g., in the context of a reverse triangular merger)), (a) the intellectual property rights of such successor in interest or any of its affiliates shall be automatically excluded from the rights licensed to the other Party under this Agreement, and (b) such successor in interest may elect by written notice to have the restrictions set forth in Section 3.4 not apply to the activities of such successor in interest (but, for purposes of clarity, such restriction shall in any event continue to apply to the applicable Party and all other Affiliates of such Party not related to such successor in interest).  In the event that a successor in interest to ZIOPHARM elects to have the restrictions set forth in Section 3.4 not apply to the activities of such successor in interest, Intrexon shall have the termination right set forth in Section 10.2(c).

12.9        Force Majeure.  Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder, acts of terrorism and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

12.10     No Other Licenses.  Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, except to the extent expressly provided for under this Agreement.

12.11     Legal Compliance.  The Parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

12.12     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same instrument.

[Remainder of page intentionally left blank.]

In Witness Whereof, the Parties hereto have duly executed this Exclusive Channel Partner Agreement.

Intrexon Corporation		Ziopharm Oncology, Inc.

By:	/s/ Randal J. Kirk	By:	/S/ Jonathan Lewis

Name:	Randal J. Kirk	Name:	Jonathan Lewis

Title:	Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A

Financial Terms for Calculating Allowable Expenses

As used herein, the term “operating unit” shall mean the smallest operating unit in which an operating profit and loss statement is prepared for management accounting purposes in the applicable Party’s normal accounting procedures, consistently applied within and across its operating units.  To the extent certain cost or expense items below are incurred with respect to multiple products and some of such products are not ZIOPHARM Products, then such cost or expense items shall be allocated on a pro rata basis based upon net sales of each respective product by the applicable operating unit during the most recent quarter.

1.           Cost of Goods Sold

“Cost of Goods Sold” means all Manufacturing Costs that are directly and reasonably attributable to manufacturing of ZIOPHARM Product for commercial sale in the countries where such ZIOPHARM Product has been launched.

1.1          “Manufacturing Costs” means, with respect to ZIOPHARM Products, the FTE costs (under a reasonable accounting mechanism to be agreed upon by the Parties and out-of-pocket costs of a Party or any of its Affiliates incurred in manufacturing such ZIOPHARM Products, including costs and expenses incurred in connection with (1) the development or validation of any manufacturing process, formulations or delivery systems, or improvements to the foregoing; (2) manufacturing scale-up; (3) in-process testing, stability testing and release testing; (4) quality assurance/quality control development; (5) internal and Third Party costs and expenses incurred in connection with qualification and validation of Third Party contract manufacturers, including scale up, process and equipment validation, and initial manufacturing licenses, approvals and inspections; (6) packaging development and final packaging and labeling; (7) shipping configurations and shipping studies; and (8) overseeing the conduct of any of the foregoing.  “Manufacturing Costs” shall further include:

(a)           to the extent that any such ZIOPHARM Product is Manufactured by a Third Party manufacturer, the out-of-pocket costs incurred by such Party or any of its Affiliates to the Third Party for the manufacture and supply (including packaging and labeling) thereof, and any reasonable out-of-pocket costs and direct labor costs incurred by such Party or any of its Affiliates in managing or overseeing the Third Party relationship determined in accordance with the books and records of such Party or its Affiliates maintained in accordance with US GAAP; and

(b)           to the extent that any such ZIOPHARM Product is manufactured by such Party or any of its Affiliates, direct material and direct labor costs attributable to such ZIOPHARM Product, as well as reasonably allocable overhead expenses, determined in accordance with the books and records of such Party or its Affiliates maintained in accordance with US GAAP.

2.           Marketing Expenses.

“Marketing Expenses” means the sum of Selling Expenses, Marketing Management Expenses, Market and Consumer Research Expenses, Advertising Expenses, Trade Promotion Expenses, and Consumer Promotion Expenses, each of which is specified below, in each case to the extent directly and reasonably attributable to the sale, promotion or marketing of the applicable ZIOPHARM Products in the countries where such ZIOPHARM Product has been launched.

2.1           “Selling Expenses” shall mean all reasonable costs and expenses directly associated with the efforts of field sales representatives with respect to ZIOPHARM Products in the Territory.  The costs of detailing sales calls shall be allocated based on field force time at an accounting charge rate reasonably and consistently applied within and across its operating units and which is no less favorable to the ZIOPHARM Products than the internal charge rate used by ZIOPHARM for its own internal cost accounting purposes for products other than ZIOPHARM Products (excluding internal profit margins and markups).

2.2           “Marketing Management Expenses” means all reasonable product management and sales promotion management compensation (including customary bonuses and benefits but excluding stock-based compensation) and departmental expenses, including product related public relations, relationships with opinion leaders and professional societies, health care economics studies, contract pricing and administration, market information systems, governmental affairs activities for reimbursement, formulary acceptance and other activities directly related to the ZIOPHARM Products in the Territory, management and administration of managed care and national accounts and other activities associated with developing overall sales and marketing strategies and planning for ZIOPHARM Products in the Territory.

2.3           “Market and Consumer Research Expenses” means all reasonable compensation (including customary bonuses and benefits but excluding stock-based compensation) and departmental expenses for market and consumer research personnel and payments to Third Parties related to and to the extent use for conducting and monitoring professional and consumer appraisals of existing, new or proposed ZIOPHARM Products in the Territory such as market share services (e.g., IMS data), special research testing and focus groups.

2.4           “Advertising Expenses” shall mean all reasonable costs reasonably incurred for the advertising and promotion of ZIOPHARM Products in the Territory.

2.5           “Trade Promotion Expenses” means the actual and reasonable allowances given to retailers, brokers, distributors, hospital buying groups, etc. for purchasing, promoting, and distribution of ZIOPHARM Products in the Territory.  This shall include purchasing, advertising, new distribution, and display allowances as well as free goods, wholesale allowances and reasonable field sales samples (at the out of pocket cost).

2.6           “Consumer Promotion Expenses” means all reasonable expenses associated with programs to promote ZIOPHARM Products directly to the end user in the Territory.  This category shall include expenses associated with promoting products directly to the professional community such as professional samples, professional literature, promotional material costs, patient aids and detailing aids.

3.           Distribution Expenses.

“Distribution Expenses” means the reasonable costs, excluding overhead, incurred by ZIOPHARM that are directly and reasonably allocable to the distribution of a ZIOPHARM Product with respect to a particular country where such ZIOPHARM Product has been launched, excluding any costs included as a deduction in calculating Net Sales.

4.           Additional Commercialization Expenses.

“Additional Commercialization Expenses” means the sum of Regulatory and Related Costs, Third Party Blocking IP Costs, Patent and Trademark Costs, Product Liability Costs, and Additional Approved Expenses, each of which is specified below, in each case to the extent directly and reasonably attributable to the commercialization of the applicable ZIOPHARM Products.

4.1           “Regulatory and Related Costs” means all reasonable costs and expenses associated with the preparation and filing of marketing and pricing approval applications, and the maintenance of marketing approvals, for ZIOPHARM Products, including (i) fees paid to regulatory authorities directly related to NDAs and Marketing Approvals in the Field, (ii) costs of any regulatory interactions with respect to ZIOPHARM Products, (iii) costs incurred in securing reimbursement approvals from public and private payers, and (iv) costs to establish and maintain a global safety database.

4.2           [*****].

4.3           “Patent and Trademark Costs” means all reasonable costs and expenses incurred by ZIOPHARM or its Affiliates in connection with (i) the preparation, filing, prosecution, maintenance and enforcement of ZIOPHARM Program Patents, and (ii) establishing, maintaining and enforcing the Patents and trademarks for ZIOPHARM Products in the Territory.

4.4           “Product Liability Costs” means the reasonable costs associated with (i) any recall in the Territory, including the cost of any investigations or corrective actions, (ii) any Excess Product Liability Costs, and (iii) product liability insurance premiums for policies covering the development, manufacture or Commercialization of ZIOPHARM Products (as described in Section 9.5).

4.5           “Additional Approved Expenses” means any additional costs and/or expenses that are incurred in connection with the commercialization of ZIOPHARM Products and that are approved in advance, in writing, by the Intrexon representatives on the CC.

5.           Post-Launch Product R&D Expenses.

“Post-Launch Product R&D Expenses” means the reasonable costs, excluding administrative expenses and costs that are included within Costs of Goods Sold, of Phase 4 clinical trials and ongoing product support (including manufacturing and quality assurance technical support, and laboratory and clinical efforts directed toward the further understanding of product safety and efficacy) and medical affairs (including regulatory support necessary for product maintenance), in each case that are (a) specifically attributable to a ZIOPHARM Product in the countries of the Territory where such ZIOPHARM Product has been launched and (b) approved by both Parties in writing.

6.           No Duplication.  No item of cost shall be duplicated in any of the categories comprising Allowable Expenses or in the deductions permitted under Net Sales or Sublicensing Revenue.

EXHIBIT B

Press Release

ZIOPHARM Oncology and Intrexon Announce Worldwide Partnership for
Synthetic Biology DNA-based Oncology Therapeutics

RJ Kirk, CEO and Chairman of Intrexon, to Join ZIOPHARM Board of Directors

NEW YORK, NY and GERMANTOWN, MD (January 6, 2011) – ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), a small molecule late-stage oncology drug development company, and Intrexon Corporation, a next generation synthetic biology company, announced today a global exclusive channel partnership in oncology where ZIOPHARM will develop and commercialize DNA-based therapeutics using Intrexon’s UltraVector® Technology. Under the partnership, ZIOPHARM will utilize Intrexon’s advanced transgene engineering platform for the controlled and precise cellular production of anti-cancer effectors. ZIOPHARM will have rights to Intrexon’s entire human in vivo effector platform within the field of oncology which includes two lead clinical-stage product candidates, one which is in an advanced phase I study and another which will be the subject of an Investigational New Drug (“IND”) filing during the first half of 2011. Ziopharm and Intrexon will host a conference call and audio webcast today, Thursday, January 6th at 5:00 p.m. ET to discuss the global exclusive channel partnership.

Intrexon employs its modular genetic engineering platform in the areas of therapeutics, protein production, industrial, and agriculture products. The exclusive channel partnership between Intrexon and ZIOPHARM has been established specifically for the field of human oncologic therapeutics. Under the partnership, Intrexon remains responsible for technology discovery efforts and managing the patent estate as well as for certain aspects of manufacturing. ZIOPHARM will be responsible for conducting preclinical and clinical development of candidates, as well as for other aspects of manufacturing and the commercialization of the candidates.

Intrexon’s core synthetic biology technology is designed to create Better DNA™ at industrial scale, enabling unprecedented control over the function and output of living cells by providing external control over in vivo activation and regulation of potent effectors. This platform, called UltraVector®, provides speed, flexibility, consistency and precision to the design, production and testing of rationally designed complex transgenes and their encoded genetic circuits.  These qualities allow an iterative and rational approach to transgene design, which can be continually engineered until their performance is optimized. Through this process, Intrexon is able to overcome the challenges inherent in current therapeutic strategies, including recombinant protein therapies and constitutive gene therapies, thereby enhancing capabilities, improving safety and lowering cost for human therapeutics. The lead oncology product candidate developed using Intrexon’s technologies is currently in Phase Ib clinical study for metastatic melanoma. ZIOPHARM expects to submit an Investigational New Drug (IND) application with U.S. Food and Drug Administration for a second oncology product candidate in the first half of this year.

“Controllable, scalable synthetic biology, the tightly regulated delivery of therapeutic proteins from within the body, is an aspirational and disruptive technology which Intrexon has brought from scientific theory to medical application,” said Jonathan Lewis, M.D., Ph.D., Chief Executive Officer and Chief Medical Officer of ZIOPHARM. “As the sole channel partner for in vivo therapeutic candidates for human oncology, ZIOPHARM plans to leverage this technology for next-generation products targeting key pathways used by cancers to grow and metastasize.  Intrexon has developed a technology that is uniquely flexible, scalable and controllable, adding significantly to our small molecule drug development capabilities and our ability to translate science to the patient using our world-class global team.”

“We are very pleased to collaborate with ZIOPHARM, which, under the leadership of Jonathan Lewis, is building an industry leading oncology company with a strategic vision regarding cancer medicine. ZIOPHARM’s oncology expertise, development capabilities, as well as its excellent reputation within the oncology community make ZIOPHARM an exceptional investment for Intrexon and ideal partner to rapidly achieve the full therapeutic benefit and commercial potential of Intrexon’s disruptive technologies,” stated RJ Kirk, Intrexon’s Chairman and CEO. “This collaboration leverages the capabilities and strengths of each partner and has the potential to create significant value for shareholders.”

Under terms of the agreement:
•
Intrexon will purchase 2,422,542 shares of ZIOPHARM ‘s common stock (representing 5% of ZIOPHARM’s currently outstanding shares) in a private placement for a total purchase price of $11,464,438, or $4.7324 per share, which is the trailing 10-day volume-weighted average price per share of ZIOPHARM’s common stock;

•
ZIOPHARM will simultaneously issue to Intrexon for no additional consideration an additional 3,631,391 shares  of its common stock, representing 7.495% of ZIOPHARM’s currently outstanding shares; ZIOPHARM has agreed to issue to Intrexon additional shares of its common stock for no additional consideration, representing an additional 7.495% under certain conditions upon dosing of the first patient in a ZIOPHARM-conducted U.S. Phase II clinical trial of a product candidate created, produced or developed by ZIOPHARM using Intrexon technology;

•	Intrexon has agreed to purchase up to $50 million in conjunction with securities offerings that may be conducted by ZIOPHARM in the future, subject to certain conditions and limitations;
•	Subject to certain expense allocations, ZIOPHARM will pay Intrexon 50% of the cumulative net quarterly profits derived from the sale of products developed from the channel partnership.

Pursuant to the agreement, Mr. Kirk has agreed to join the ZIOPHARM board of directors. In addition to his responsibilities at Intrexon, Mr. Kirk has served, since March 1999, as Senior Managing Director and Chief Executive Officer of Third Security, LLC, an investment management firm founded by Mr. Kirk. Additionally, Mr. Kirk founded and became Chairman of the Board of New River Pharmaceuticals Inc. in 1996, and was President and Chief Executive Officer between October 2001 and April 2007. New River was acquired by Shire plc in 2007.  Mr. Kirk also currently serves as a member of the Board of Directors of Halozyme Therapeutics, Inc. (Nasdaq: HALO), and as Chairman of the Board for Clinical Data, Inc. (Nasdaq: CLDA). Previously, Mr. Kirk served as a member of the Board of Directors of Scios, Inc. (acquired by Johnson & Johnson) between February 2000 and May 2002. Mr. Kirk served on the Board of Visitors of Radford University from July 2003 to June 2009, was Rector of the Board from September 2006 to September 2008, and has served on the Board of Directors of the Radford University Foundation, Inc. since September 1998. He has served on the Board of Visitors of the University of Virginia and Affiliated Schools since July 2009, on the Virginia Advisory Council on Revenue Estimates since July 2006, on the Governor’s Economic Development and Jobs Creation Commission since April 2010, and served as a member of the Board of Directors of the Virginia University Research Partnership from July 2007 to November 2010. Mr. Kirk received a B.A. in Business from Radford University and a J.D. from the University of Virginia.

Regarding Mr. Kirk’s appointment, Dr. Lewis added: “RJ is a visionary and a winner with a long record of success and value creation in the life sciences. His addition to the ZIOPHARM Board of Directors will be invaluable, and we look forward to his many contributions in this role.”

Griffin Securities, Inc. acted as an advisor to Intrexon on this transaction.

Conference Call and Webcast January 6, 2011 at 5pm ET

ZIOPHARM and Intrexon will host a conference call and live audio webcast on January 6, 2011 at 5:00pm ET to discuss their global exclusive channel partnership. The call can be accessed by dialing (877) 375-9144 (U.S. and Canada) or (253) 237-1150 (international).  The passcode for the conference call is ‘ZIOPHARM.’ To access the live audio webcast, or the subsequent archived recording, visit the "Investors - Events & Presentations" section of the ZIOPHARM website at www.ziopharm.com. The webcast will be recorded and available for replay on the company's website for two (2) weeks.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer drugs. The Company is currently focused on three clinical programs.

Palifosfamide (ZymafosTM or ZIO-201) is a novel DNA cross-linker in class with bendamustine, ifosfamide, and cyclophosphamide. ZIOPHARM is currently enrolling patients in a randomized, double-blinded, placebo-controlled Phase III trial with palifosfamide administered intravenously for the treatment of metastatic soft tissue sarcoma in the front-line setting.  The Company is also currently conducting a Phase I intravenous study of palifosfamide in combination with standard of care addressing small cell lung cancer and expects to initiate an additional study with drug in the oral form treating solid tumors.

Darinaparsin (ZinaparTM or ZIO-101) is a novel mitochondrial-targeted agent (organic arsenic) being developed intravenously for the treatment of peripheral T-cell lymphoma with a pivotal study expected to begin in late 2011. An oral form is in a Phase I trial in solid tumors.

Indibulin (ZybulinTM or ZIO-301) is a novel, oral tubulin binding agent that is expected to have several potential benefits including oral dosing, application in multi-drug resistant tumors, no neuropathy and minimal overall toxicity. It is currently being studied in Phase I/II in metastatic breast cancer.

ZIOPHARM's operations are located in Boston, MA with an executive office in New York City. Further information about ZIOPHARM may be found at www.ziopharm.com.

ZIOP-G

About Intrexon Corporation:

Intrexon Corporation is a privately held synthetic biology company that employs modular DNA control systems to enhance capabilities, improve safety and lower cost in human therapeutics, protein production, industrial products and agricultural biotechnology. The company’s advanced transgene engineering platform enables Better DNA™ by combining breakthroughs in DNA control systems with corresponding advancements in modular transgene design, assembly and optimization. The company is currently using these advanced capabilities to undertake foremost challenges across the spectrum for biological applications. More information about the company is available at www.DNA.com.

Forward-Looking Safe Harbor Statement:
This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause ZIOPHARM Oncology’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of ZIOPHARM Oncology’s development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of ZIOPHARM Oncology’s product candidates, the risk that the results of clinical trials may not support ZIOPHARM Oncology’s claims, the risk that pre-clinical or clinical trials will proceed on schedules that are consistent with ZIOPHARM Oncology’s current expectations or at all, risks related to ZIOPHARM Oncology’s ability to protect its intellectual property and its reliance on third parties to develop its product candidates, risks related to the sufficiency of existing capital reserves to fund continued operations for a particular amount of time and uncertainties regarding ZIOPHARM Oncology’s ability to obtain additional financing to support its operations thereafter, as well as other risks regarding ZIOPHARM Oncology’s that are discussed under the heading "Risk Factors" in ZIOPHARM Oncology’s filings with the United States Securities and Exchange Commission. Forward-looking statements can be identified by the use of words such as "may," "will," "intend," " should," "could," "can," "would," "expect," "believe," "estimate," " predict," "potential," "plan," "is designed to," "target" and similar expressions. ZIOPHARM Oncology assumes no obligation to update these forward-looking statements, except as required by law.

Contacts:

For ZIOPHARM:
Tyler Cook
ZIOPHARM Oncology, Inc.
617-259-1982
tcook@ziopharm.com

Media:
David Pitts
Argot Partners
212-600-1902
david@argotpartners.com

For Intrexon:
Robert Beech
Intrexon Corporation
Phone: 301.556.9812
rbeech@intrexon.com